American Mutual Fund

April 30, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$203,674
Class B	$846
Class C	$6,753
Class F1	$14,284
Class F2	$15,640
Total	$241,197
Class 529-A	$6,030
Class 529-B	$74
Class 529-C	$935
Class 529-E	$275
Class 529-F1	$499
Class R-1	$415
Class R-2	$1,450
Class R-3	$5,559
Class R-4	$7,409
Class R-5	$4,288
Class R-6	$48,283
Total	$75,217

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3500
Class B	$0.2104
Class C	$0.2124
Class F1	$0.3381
Class F2	$0.3797
Class 529-A	$0.3324
Class 529-B	$0.1844
Class 529-C	$0.1986
Class 529-E	$0.2893
Class 529-F1	$0.3695
Class R-1	$0.2084
Class R-2	$0.2104
Class R-3	$0.2884
Class R-4	$0.3395
Class R-5	$0.3900
Class R-6	$0.3998

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	591,202
Class B	3,553
Class C	32,128
Class F1	43,652
Class F2	42,666
Total	713,201
Class 529-A	18,532
Class 529-B	364
Class 529-C	4,785
Class 529-E	955
Class 529-F1	1,384
Class R-1	1,955
Class R-2	6,931
Class R-3	19,392
Class R-4	22,357
Class R-5	11,224
Class R-6	126,046
Total	213,925

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$35.56
Class B	$35.29
Class C	$35.14
Class F1	$35.43
Class F2	$35.56
Class 529-A	$35.49
Class 529-B	$35.40
Class 529-C	$35.32
Class 529-E	$35.38
Class 529-F1	$35.54
Class R-1	$35.25
Class R-2	$35.22
Class R-3	$35.33
Class R-4	$35.46
Class R-5	$35.57
Class R-6	$35.57